Exhibit 5.1

355 South Grand Avenue, Suite 100
Los Angeles, California 90071-1560
Tel: +1.213.485.1234 Fax: +1.213.891.8763
www.lw.com

FIRM / AFFILIATE OFFICES
	Austin	Milan
	Beijing	Munich
	Boston	New York
	Brussels	Orange County
	Century City	Paris
February 23, 2024	Chicago	Riyadh
	Dubai	San Diego
	Düsseldorf	San Francisco
	Frankfurt	Seoul
	Hamburg	Silicon Valley
	Hong Kong	Singapore
	Houston	Tel Aviv
Simon Property Group, Inc.	London	Tokyo
Simon Property Group, L.P.	Los Angeles	Washington, D.C.
225 West Washington Street	Madrid

Indianapolis, Indiana 46204

Re:      Simon Property Group, Inc. and Simon Property Group, L.P.

To the addressees set forth above:

We have acted as special counsel to Simon Property Group, Inc., a Delaware corporation (the “Company”) and Simon Property Group, L.P., a Delaware limited partnership (the “Operating Partnership”), in connection with their filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-3 (as amended, the “Registration Statement”), including a base prospectus (the “Base Prospectus”), which provides that it will be supplemented by one or more prospectus supplements (each such prospectus supplement, together with the Base Prospectus, a “Prospectus”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration for issue and sale (i) by the Company of shares of the Company’s common stock, $0.0001 par value per share (“Common Stock”), (ii) by the Company of shares of one or more series of the Company’s preferred stock, $0.0001 par value per share (“Preferred Stock”), (iii) by the Company of depositary shares, representing an interest in Preferred Stock (“Depositary Shares”), (iv) by the Company of warrants to purchase shares of Common Stock or shares of Preferred Stock (“Warrants”), (v) by the Operating Partnership of one or more series of the Operating Partnership’s debt securities (collectively, the “Debt Securities”) to be issued under an Indenture, dated as of November 26, 1996, as amended and supplemented as of the date hereof (the “Indenture”), among Simon DeBartolo Group, L.P., Simon Property Group, L.P., a Delaware limited partnership that, effective December 31, 1997, was merged into Simon DeBartolo Group, L.P. (the merged entity being the Operating Partnership), and The Bank of New York Mellon Trust Company, N.A. (successor to The Chase Manhattan Bank), as trustee (the “Trustee”), and one or more board resolutions, supplements thereto or officer’s certificates thereunder (such Indenture, together with the applicable board resolutions, supplements or officer’s certificates pertaining to the applicable series of Debt Securities, the “Applicable Indenture”), and (vi) by certain securityholders of the Company (each, a “Selling Securityholder”) of shares of Common Stock (“Selling Securityholder Shares”) that may be offered and sold from time to time following the issuance thereof by the Company upon the exchange of common units of limited partnership interest in the Operating Partnership (the “Units”), in each case, as described in the Prospectus forming a part of the Registration Statement. The Common Stock, the Preferred Stock, the Depositary Shares, the Warrants, the Debt Securities and the Selling Securityholder Shares are referred to herein, collectively, as the “Securities.”

February 23, 2024 Page 2

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus, other than as expressly stated herein with respect to the issue of the Securities.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware General Corporation Law (the “DGCL”) and the Delaware Revised Uniform Limited Partnership Act, and with respect to the opinions set forth in numbered paragraphs 3 through 5 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.            When an issuance of Common Stock (other than Selling Securityholder Shares) has been duly authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the manner contemplated by the applicable Prospectus and by such corporate action, and in total amounts and numbers of shares that do not exceed the respective total amounts and numbers of shares (a) available under the Company’s restated certificate of incorporation, as amended (the “Certificate of Incorporation”), and (b) authorized by the board of directors in connection with the offering contemplated by the applicable Prospectus, such shares of Common Stock will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2.            When a series of Preferred Stock has been duly established in accordance with the terms of the Certificate of Incorporation and authorized by all necessary corporate action of the Company, upon issuance, delivery and payment therefor in an amount not less than the par value thereof in the manner contemplated by the applicable Prospectus and by such corporate action, and in total amounts and numbers of shares that do not exceed the respective total amounts and numbers of shares (a) available under the Certificate of Incorporation, and (b) authorized by the board of directors in connection with the offering contemplated by the applicable Prospectus, such shares of such series of Preferred Stock will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

February 23, 2024 Page 3

3.            When the Applicable Indenture has been duly authorized by all necessary corporate action of the Company, as the sole general partner of the Operating Partnership, and duly executed and delivered by the Company, as the sole general partner of the Operating Partnership, and when the specific terms of a particular series of Debt Securities have been duly established in accordance with the terms of the Applicable Indenture and authorized by all necessary corporate action of the Company, as sole general partner of the Operating Partnership, and such Debt Securities have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the Applicable Indenture and in the manner contemplated by the applicable Prospectus and by such limited partnership action, such Debt Securities will be the legally valid and binding obligations of the Operating Partnership, enforceable against the Operating Partnership in accordance with their terms.

4.            When the applicable deposit agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Depositary Shares have been duly established in accordance with the terms of the applicable deposit agreement and authorized by all necessary corporate action of the Company, and such Depositary Shares have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable deposit agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the underlying securities have been validly issued and deposited with the depositary), such Depositary Shares will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

5.            When the applicable warrant agreement has been duly authorized, executed and delivered by all necessary corporate action of the Company, and when the specific terms of a particular issuance of Warrants have been duly established in accordance with the terms of the applicable warrant agreement and authorized by all necessary corporate action of the Company, and such Warrants have been duly executed, authenticated, issued and delivered against payment therefor in accordance with the terms of the applicable warrant agreement and in the manner contemplated by the applicable Prospectus and by such corporate action (assuming the securities issuable upon exercise of such Warrants have been duly authorized and reserved for issuance by all necessary corporate action), such Warrants will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

6.            When (i) an issuance of Selling Securityholder Shares to a Selling Securityholder upon the exchange of Units by such Selling Securityholder in accordance with the terms of the Eighth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the “Partnership Agreement”) has been duly authorized by all necessary corporate action of the Company, and (ii) such Selling Securityholder has exercised its right under the Partnership Agreement to exchange Units for Selling Securityholder Shares or cash, in the discretion of the Company, as the sole general partner of the Operating Partnership, and, in such capacity, the Company has determined to issue Selling Securityholder Shares to such Selling Securityholder in exchange for such Units in accordance with the terms of the Partnership Agreement, upon issuance, delivery and payment therefor in exchange for Units in accordance with the terms of the Partnership Agreement in the manner contemplated by the applicable Prospectus and by such corporate action, such Selling Securityholder Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

February 23, 2024 Page 4

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) any provision permitting, upon acceleration of any Debt Securities, collection of that portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon, (f) the creation, validity, attachment, perfection, or priority of any lien or security interest, (g) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (h) waivers of broadly or vaguely stated rights, (i) provisions for exclusivity, election or cumulation of rights or remedies, (j) provisions authorizing or validating conclusive or discretionary determinations, (k) grants of setoff rights, (l) proxies, powers and trusts, (m) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, (n) any provision to the extent it requires that a claim with respect to a security denominated in other than U.S. dollars (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, and (o) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (i) that each of the Debt Securities, Depositary Shares and Warrants and the Applicable Indenture and warrant agreements governing such Securities (collectively, the “Documents”) will be governed by the internal laws of the State of New York; (ii) that each of the Documents has been or will be duly authorized, executed and delivered by the parties thereto; (iii) that each of the Documents constitutes or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms; and (iv) that the status of each of the Documents as legally valid and binding obligations of the parties will not be affected by any (a) breaches of, or defaults under, agreements or instruments, (b) violations of statutes, rules, regulations or court or governmental orders, or (c) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

February 23, 2024 Page 5

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP